Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-239577

Primark Meketa Private Equity Investments Fund

(the “Fund”)

Class I Shares

Class II Shares

Supplement dated October 27, 2026 to the Fund’s Prospectus, dated July 31, 2026, as supplemented from time to time

The Fund was previously classified as “non-diversified” under the Investment Company Act of 1940, as amended (“1940 Act”). As a result of ongoing operations, the Fund is now classified as a “diversified” investment company under the 1940 Act. Accordingly, effective as of the date of this supplement, the following changes are made to the Fund’s Prospectus:

The first sentence in the first paragraph on the cover page of the Prospectus is deleted in its entirety and replaced with the following:

Primark Meketa Private Equity Investments Fund (the “Fund”) is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end management investment company.

In the section of the Prospectus entitled “Summary – The Fund,” the first sentence in the first paragraph is deleted in its entirety and replaced with the following:

Primark Meketa Private Equity Investments Fund (the “Fund”) is a Delaware statutory trust that is registered under the 1940 Act. The Fund was previously classified as a non-diversified management investment company under 1940 Act. As a result of ongoing operations, the Fund is now classified as a diversified, closed-end management investment company. This means that with respect to 75% of the Fund’s total assets, no more than 5% of the Fund’s total assets may be invested in any one issuer or own more than 10% of the outstanding voting securities of such issuer (except, in each case, excepting cash and cash items, U.S. government securities, and securities of other investment companies).

In the section of the Prospectus entitled “Summary – Risk factors,” the second sentence in the third bullet in the first paragraph is deleted in its entirety.

In the section of the Prospectus entitled “General Risks – Unlisted Closed-End Structure; Liquidity Limited to Quarterly Repurchases of Shares” the first sentence in the first paragraph is deleted in its entirety and replaced with the following:

The Fund is organized as a diversified, closed-end management investment company and is designed primarily for long-term investors.

The section of the Prospectus entitled “General Risks – Non-Diversification Status” is deleted in its entirety.

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This Supplement should be read in conjunction with the Fund’s Prospectus and Statement of Additional Information (“SAI”). This Supplement, and the Prospectus and SAI provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference. These can be obtained without charge by calling 1-877-792-0924.